Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

August 4, 1999,

as Amended and Restated

as of March 6, 2007

among

ON SEMICONDUCTOR CORPORATION,

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Bookrunner

[CS&M Reference No. 6700-787]

i

SECTION 9.10.	WAIVER OF JURY TRIAL	95
SECTION 9.11.	Headings	95
SECTION 9.12.	Confidentiality	95
SECTION 9.13.	Interest Rate Limitation	96
SECTION 9.14.	Existing Credit Agreement; Effectiveness of Amendment and Restatement	96
SECTION 9.15.	Conversion of Currencies	97
SECTION 9.16.	No Fiduciary Relationship	97

SCHEDULES:

Schedule 1.01	— Mortgaged Properties
Schedule 3.05	— Real Property
Schedule 3.06	— Disclosed Matters
Schedule 3.12	— Subsidiaries
Schedule 3.13	— Insurance
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.05(f)	— Manufacturing Sites
Schedule 6.10	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit C	— Guarantee Agreement
Exhibit D	— Indemnity, Subrogation and Contribution Agreement
Exhibit E	— Pledge Agreement
Exhibit F	— Security Agreement
Exhibit G	— Collateral Assignment

AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 4, 1999, as amended and restated as of March 6, 2007, among ON SEMICONDUCTOR CORPORATION, SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, Holdings, the Borrower, certain lenders party thereto and the Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of August 4, 1999, as amended and restated as of February 6, 2006 (as further amended and in effect immediately prior to the Restatement Effective Date (as defined herein), the “Existing Credit Agreement”);

WHEREAS, Holdings, the Borrower, the Restatement Lenders (as defined therein) and the Administrative Agent are parties to an Amendment and Restatement Agreement dated as of March 6, 2007 (the “Amendment and Restatement Agreement”); and

WHEREAS, subject to the satisfaction of the conditions set forth in the Amendment and Restatement Agreement, the Existing Credit Agreement shall be amended and restated as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate

“Actual Alternative Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Actual LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than Alternative Currency Letters of Credit) at such time plus (b) the aggregate amount of all LC Disbursements (other than LC Disbursements in respect of Alternative Currency Letters of Credit) that have not yet been reimbursed by or on behalf of the Borrower at such time plus (c) the

Actual Alternative Currency LC Exposure at such time. The Actual LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Actual LC Exposure at such time.

“Actual Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lender’s Actual LC Exposure and (c) such Lender’s Swingline Exposure at such time.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means any currency that is freely available, freely transferable and freely convertible into dollars and in which dealings in deposits are carried on in the New York, London, Singapore or Tokyo interbank markets, provided that no such currency (other than British pounds, euros and Japanese yen) shall constitute an “Alternative Currency” unless approved by the Administrative Agent and the Issuing Bank.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Amendment and Restatement Agreement” has the meaning given to such term in the recitals hereto.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving

Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means (a) with respect to any Term Loan, 0.75% per annum, in the case of an ABR Loan, or 1.75% per annum, in the case of a Eurodollar Loan, (b) with respect to any Revolving Loan, 0.75% per annum, in the case of an ABR Loan, or 1.75% per annum, in the case of a Eurodollar Loan, and (c) for any day with respect to the commitment fees payable hereunder, 0.375% per annum.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bermuda IP Subsidiary” means ON Semiconductor Trading Ltd., a Bermuda corporation that is a wholly-owned subsidiary of the Borrower (owned directly by the Borrower).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Semiconductor Components Industries, LLC, a Delaware limited liability company.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means (a) the date of issuance of any Alternative Currency Letter of Credit, (b) the last Business Day of each calendar month and (c) if on the last Business Day of any calendar week the total Notional Revolving Exposures exceed 90% of the total Revolving Commitments (giving effect to any reductions in the Revolving Commitments that occur on such day), such Business Day.

“Call Spread Transaction” means the substantially simultaneous purchase of a call or similar instrument associated with convertible notes issued by Holdings or the Borrower at one exercise price and sale of a warrant or similar instrument associated with such notes at a different price, in each case that may be settled, at the option of Holdings or the Borrower, in capital stock of Holdings or cash.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Restricted Subsidiaries during such period, provided that the term “Capital Expenditures” (i) shall be net of landlord construction allowances, (ii) shall not include expenditures made in connection with the repair or restoration of assets with insurance or condemnation proceeds, (iii) shall not include the purchase price of equipment to the extent consideration therefor consists of used or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used or surplus equipment, in each case in the ordinary course of business, and (iv) shall only include the portion of the expenditures of the China JV representing the Borrower’s proportionate equity interest in the China JV.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (other than TPG) (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Effective Date), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value of Holdings; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority first made or issued after the Restatement Effective Date.

“China JV” means Leshan Phoenix Semiconductor Co., Ltd., an entity existing under the laws of The People’s Republic of China.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means the “Collateral Agent”, as defined in any applicable Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement, the Collateral Assignment and the Security Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that became or becomes a Loan Party after the Effective Date, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of the Borrower and each Subsidiary owned directly by or directly on behalf of any Loan Party, shall have been pledged pursuant to the Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting stock of any Foreign Subsidiary and shall not be required to pledge any Equity Interests in the China JV to the extent that such a pledge is prohibited by the constitutive documents of the China JV or applicable law) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank; provided that (i) any such promissory note evidencing Indebtedness in an amount less than $500,000 shall not be required to be so pledged (provided that the aggregate amount of outstanding Indebtedness evidenced by promissory notes that are not pledged pursuant to the Pledge Agreement by reason of this clause shall not exceed $5,000,000) and (ii) the requirements of this paragraph (c) shall not apply to the extent the Collateral Agent has waived compliance with Section 2(b) of the Pledge Agreement and the Required Lenders have consented to such waiver;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and the Pledge Agreement (including any supplements thereto), after giving effect to the Restatement Transactions, and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement and the Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property and amendments to each such Mortgage providing that the Term Loans and the Revolving Loans (in addition to the other Obligations) shall be secured by a Lien on such Mortgaged Property, signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, provided that a policy or policies of title insurance shall not be required with respect to the Borrower’s Gresham, Oregon manufacturing facility until 30 days after the Restatement Effectiveness Date, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Collateral Assignment” means the Collateral Assignment, entered into in connection with the Original Credit Agreement, attached hereto as Exhibit G, between the Borrower and the Collateral Agent.

“Commitment” means a Revolving Commitment, Term Commitment or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period,

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) the aggregate amount of letter of credit fees accrued during such period,

(v) all extraordinary charges during such period,

(vi) noncash expenses during such period resulting from the grant of stock options and restricted stock to management and employees of Holdings, the Borrower or any of the Restricted Subsidiaries,

(vii) the aggregate amount of deferred financing expenses for such period,

(viii) any non-recurring fees, expenses or premiums related to the redemption, repayment or repurchase of any securities of Holdings or the Borrower,

(ix) all other noncash expenses or losses of Holdings, the Borrower or any of the Restricted Subsidiaries for such period (excluding any such expense or loss that constitutes an accrual of or a reserve for cash payments to be made in any future period),

(x) any non-recurring fees, expenses or charges realized by Holdings, the Borrower or any of the Restricted Subsidiaries for such period related to any offering of capital stock, incurrence of Indebtedness or Permitted Acquisition, and

(xi) cash integration expenses incurred during such period related to Permitted Acquisitions and net cost savings projected by Holdings in good faith to be realized as a result of Permitted Acquisitions (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), provided that

(A) such cost savings are reasonably identifiable and factually supportable,

(B) such expenses are incurred, or the actions necessary to realize such cost savings are expected to be taken, no later than 12 months after the closing of the related Permitted Acquisition,

(C) the aggregate amount of expenses and cost savings added pursuant to this clause (xi) for any period of four consecutive fiscal quarters of Holdings shall not exceed the greater of (1) $15,000,000 or (2) 7.5% of Consolidated EBITDA for such period calculated after giving effect to the limitation in this clause (which adjustments may be incremental to pro forma adjustments made pursuant to the next sentence of this definition), and

(D) a Financial Officer of Holdings shall deliver to the Administrative Agent, at or prior to the time that financial statements for the most recent fiscal quarter included in such period are required to be delivered pursuant to Section 5.01, a certificate setting forth in reasonable detail the amount of such expenses for such period and Holdings’ best estimate, made in good faith based on all information available to Holdings at such time, of the amount of such cost savings for such period and certifying compliance with the foregoing requirements, and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary gains for such period,

(ii) all noncash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

(iii) all gains during such period attributable to any sale or disposition of assets (other than in the ordinary course of business),

all determined on a consolidated basis in accordance with GAAP. For purposes of clause (a)(xi)(C)(2) of the preceding sentence of this definition, the proviso to the definition of “Funded Net Indebtedness”, the proviso to the definition of “Secured Funded Net Indebtedness” or calculating the Leverage Ratio or the Secured Leverage Ratio as of any

date, (x) if the Borrower or any consolidated Restricted Subsidiary has made any Permitted Acquisition or sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by Section 6.05 or (y) if any Unrestricted Subsidiary has been designated as a Restricted Subsidiary or any Restricted Subsidiary designated as an Unrestricted Subsidiary, in each case during the period for which Consolidated EBITDA is being calculated (or, in the case of a Permitted Acquisition, but only for the purpose of clause (a)(xi)(C)(2) of the preceding sentence of this definition, at any time since the beginning of such period and prior to the date of delivery of the certificate required by clause (a)(xi)(D) of the preceding sentence of this definition for such period), Consolidated EBITDA for the relevant period shall be calculated after giving pro forma effect thereto, as if such Permitted Acquisition, sale, transfer, lease or other disposition of assets outside of the ordinary course of business or designation (and any related incurrence, deemed incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such net income or loss (a) the income of any Person (other than a consolidated Restricted Subsidiary) in which any other Person (other than Holdings, the Borrower or any consolidated Restricted Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the consolidated Restricted Subsidiaries by such Person during such period, and (b) the income or loss of any Person accrued prior to the date on which it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any consolidated Restricted Subsidiary or the date on which such Person’s assets are acquired by the Borrower or any consolidated Restricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Czech Subsidiary” means SCG Czech Design Center s.r.o., a limited liability company existing under the laws of the Czech Republic.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” of any Person means any Equity Interest of such Person which, by its terms, or by the terms of any security into which such Equity Interest is convertible or for which it is payable or exchangeable, or upon the happening of any event, (a) requires payment of cash dividends to the holder thereof or (b) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is ninety-one days after the Term Loan Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination, with respect to any Letter of Credit or LC Disbursement denominated in an Alternative Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05(a) using the applicable Exchange Rate with respect to such Alternative Currency.

“Effective Date” means August 4, 1999, the date on which the conditions specified in Section 4.01 of the Original Credit Agreement were satisfied.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or restoration of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year:

(a) Consolidated EBITDA for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; minus

(b) Capital Expenditures for such fiscal year (except (i) to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness or (ii) Capital Expenditures made pursuant to the proviso to Section 2.11(c)).

“Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., New York City time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Borrower for such purpose or, at the discretion of the Administrative Agent, in consultation with the Borrower, such Exchange

Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m., local time, on such day for the purchase of the applicable Alternative Currency for delivery two Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may in consultation with the Borrower use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) doing business, income or franchise taxes imposed on (or measured by) its net income, capital or any similar alternate basis by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” has the meaning given to such term in the recitals hereto.

“Existing Letters of Credit” means any letters of credit issued pursuant to the Existing Credit Agreement and outstanding immediately prior to the Restatement Effective Date.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means a chief financial officer, principal accounting officer, treasurer, corporate controller, Vice President, Financial Planning and Analysis, Vice President, Treasury, or such other officers as may be agreed among Holdings, the Borrower and the Administrative Agent from time to time.

“Foreign Joint Venture Companies” means the China JV.

“Foreign Joint Venture Holding Companies” means SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation and SCG (China) Holding Corporation, each a Delaware corporation.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Funded Indebtedness” means, as of any date, (a) the aggregate principal amount of Indebtedness (without duplication) of Holdings, the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) to the extent not included in clause (a), the aggregate amount of Disqualified Stock of Holdings outstanding as of such date, plus (c) to the extent not included in clause (a), Receivables Indebtedness on such date.

“Funded Net Indebtedness” means, as of any date, Funded Indebtedness as of such date, less the aggregate amount of unrestricted and unencumbered (other than by Liens created under the Loan Documents) cash and cash equivalents of Holdings, the Borrower and the Restricted Subsidiaries in excess of $100,000,000 that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP; provided that the aggregate amount of cash and cash equivalents subtracted shall not exceed the greater of (a) $50,000,000 or (b) 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement, entered into in connection with the Original Credit Agreement, attached hereto as Exhibit C, among Holdings, the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Holdings” means ON Semiconductor Corporation (formerly known as SCG Holding Corporation), a Delaware corporation.

“Incremental Amendment” has the meaning specified in Section 2.21(a).

“Incremental Availability” has the meaning specified in Section 2.21(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.21(a).

“Incremental Term Loans” has the meaning specified in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Receivables Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term “Indebtedness” shall not include (a) obligations under Hedging Agreements, (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock or (c) obligations pursuant to Call Spread Transactions.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, entered into in connection with the Original Credit Agreement, attached hereto as Exhibit D, among the Borrower, the Subsidiary Loan Parties and the Collateral Agent.

“Information Memorandum” means the Confidential Information Memorandum dated February 2007 (including the documents incorporated by reference therein), relating to the Borrower and the Restatement Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of three month?s duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by all participating Lenders, nine or twelve months thereafter or any shorter period), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period measured in months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment/RP Basket” means, as of any date, (a) the sum of (i) $300,000,000, plus (ii) the Net Proceeds of Equity Interests (other than Disqualified Stock) issued by Holdings after the Restatement Effective Date, plus (iii) Excess Cash Flow for the fiscal quarter ended December 31, 2006 and for each fiscal year ending thereafter and prior to such date (minus any prepayment of Term Loans made pursuant to Section 2.11(d) in respect of such Excess Cash Flow and any optional prepayments of Loans that, in accordance with Section 2.11(d), are eligible to be deducted in calculating the amount of any prepayment required by such Section, regardless of whether any prepayment is required by such Section in respect of the period during which such optional prepayments are made), plus (iv) mandatory prepayments of Term Loans required pursuant to Section 2.11(c) that are declined by Term Lenders pursuant to Section 2.11(g), provided that, if there are any Revolving Loans outstanding at the time that any such mandatory prepayments of Term Loans are declined, then for purposes of determining the aggregate amount of Restricted Payments that may be made pursuant to Section 6.08(a)(vi), the aggregate amount that may be added pursuant to this clause (iv) shall not exceed $25,000,000; minus (b) the aggregate amount (without duplication) of all investments, loans, advances, Guarantees and other payments (including Permitted Acquisitions) made in reliance on the Investment/RP Basket, net of all dividends, repayments of loans or advances or other transfers of cash or cash equivalents, in each case to Holdings, the Borrower or any Restricted Subsidiary realized in respect of any investment made in reliance on the Investment/RP Basket (but not exceeding the amount of such investment). Guarantees made in reliance of the Investment/RP Basket constitute usage of the Investment/RP Basket at any time to the extent of the outstanding amount at such time of the obligations that are Guaranteed.

“IP License” means the license agreement or agreements between the Borrower and the Bermuda IP Subsidiary providing for the licensing of intellectual property to the Bermuda IP Subsidiary of the Borrower.

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, with respect to Letters of Credit issued by it, and (b) any other Revolving Lender that becomes an Issuing Bank pursuant to Section 2.05(i), with respect to Letters of Credit issued by it, and, in each case, its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Lenders” means the Persons listed in Schedule I to the Amendment and Restatement Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Leshan JV Agreement” means the Joint Venture Contract dated as of April 20, 2006, by and between Leshan Radio Company, Ltd. and SCG (China) Holding Corporation.

“Letter of Credit” means any letter of credit (including any Existing Letter of Credit) issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Funded Net Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Security Documents and the Amendment and Restatement Agreement.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loan Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Loans” means the loans made and the loans continued by the Lenders to the Borrower pursuant to this Agreement or the Amendment and Restatement Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties, financial condition or prospects of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) any material rights of or benefits available to the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01 and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Motorola” means Motorola, Inc., a Delaware corporation.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or other insured damage, insurance proceeds in excess of $5,000,000, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by Holdings, the Borrower and the Restricted Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). Notwithstanding anything to the contrary set forth above, the proceeds of any sale, transfer or other disposition of Receivables or Related Property (or any interest therein) pursuant to any Permitted Receivables Financing shall not be deemed to constitute Net Proceeds except to the extent that such sale, transfer or other disposition (a) is the initial sale, transfer or other disposition of Receivables or Related Property (or any interest therein) in connection with the establishment of such Permitted Receivables Financing or (b) occurs in connection with an increase in the aggregate outstanding amount of such Permitted Receivables Financing over the aggregate outstanding amount of such Permitted Receivables Financing at the time of such initial sale, transfer or other disposition.

“Notional Alternative Currency LC Exposure” means, at any time, 110% of the Actual Alternative Currency LC Exposure at such time.

“Notional LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than Alternative Currency Letters of Credit) at such time plus (b) the aggregate amount of all LC Disbursements (other than LC Disbursements in respect of Alternative Currency Letters of Credit) that have not yet been reimbursed by or on behalf of the Borrower at such time plus (c) the Notional Alternative Currency LC Exposure at such time. The Notional LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Notional LC Exposure at such time.

“Notional Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and (b) such Lender’s Notional LC Exposure and Swingline Exposure at such time.

“Obligations” has the meaning assigned to such term in the Security Agreement.

“Original Credit Agreement” means the Credit Agreement dated as of August 4, 1999, among Holdings, the Borrower, the Lenders party thereto, The Chase Manhattan Bank, a New York banking corporation, as administrative agent, collateral agent and syndication agent and Credit Lyonnais New York Branch, DLJ Capital Funding, Inc. and Lehman Commercial Paper, as co-documentation agents thereunder. For the avoidance of doubt, this Agreement constitutes, as of the date hereof, the latest in a series of amendments and restatements of the Original Credit Agreement.

“Other Taxes” means any and all current or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Borrower and the Administrative Agent.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) by the Borrower or any consolidated Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related to a business in which the Borrower and the Restricted Subsidiaries were engaged on the Restatement

Effective Date, (c) except as permitted by clause (d) below, either (i) in the case of an acquisition by the Borrower or a Restricted Subsidiary that is a Loan Party, each Subsidiary formed for the purpose of or resulting from such acquisition shall be a Subsidiary Loan Party and all of the Equity Interests of such Subsidiary Loan Party shall be owned directly by the Borrower or a consolidated Subsidiary Loan Party and all actions required to be taken with respect to such acquired or newly formed Subsidiary Loan Party under Sections 5.12 and 5.13 shall have been taken or (ii) in the case of an acquisition by a Restricted Subsidiary that is not a Loan Party, each Subsidiary formed for the purpose of or resulting from such acquisition shall be a Restricted Subsidiary and all of the Equity Interests of such Restricted Subsidiary shall be owned directly by a consolidated Restricted Subsidiary, (d) the portion of the fair market value of the consideration for a Permitted Acquisition that is attributable to investments in Persons (whether or not Subsidiaries) that do not become Subsidiary Loan Parties as a result of such Permitted Acquisition in which the Borrower or a Restricted Subsidiary shall own, directly or indirectly, any investment as a result of such Permitted Acquisition are treated, at the time of such Permitted Acquisition, as investments in such Person pursuant to Section 6.04 and are permitted to be made thereunder at such time (other than pursuant to clause (g) thereof), (e) the Leverage Ratio is less than 4.0 to 1.0 and (f) a Financial Officer of Holdings has delivered to the Administrative Agent a certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens (other than Liens on Collateral) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and minor defects or irregularities in title that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(h) any interest or title of a lessor under any lease permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) customary restrictions or conditions imposed by the Philippine Economic Zone Authority on transfers of certain assets of ON Semiconductor Philippines, Inc. in connection with ON Semiconductor Philippines, Inc.’s application for economic benefits from the Philippine Economic Zone Authority; and

(k) leases or subleases, or licenses or sublicenses, granted to other Persons and not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) investments in commercial paper maturing not more than one year after the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing not more than one year after the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts and overnight bank deposits issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof or any foreign country recognized by the United States of America that has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the foreign-currency equivalent thereof);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above or clause (e) or (f) below and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody’s;

(f) securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody’s; and

(g) investments in funds that invest solely in one or more types of securities described in clauses (a), (e) and (f) above.

“Permitted Receivables Financing” means any financing pursuant to which (a) the Borrower or any Restricted Subsidiary sells, conveys or otherwise transfers to a Receivables Subsidiary, in “true sale” transactions, and (b) such Receivables Subsidiary sells, conveys or otherwise transfers to any other Person or grants a security interest to any other Person in, any Receivables (whether now existing or hereafter acquired) of the Borrower or any Restricted Subsidiary or any undivided interest therein, and any assets related thereto (including all collateral securing such Receivables), all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, provided that the board of directors of Holdings shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, a Permitted Receivables Sale shall not constitute a “Permitted Receivables Financing”.

“Permitted Receivables Sale” means the sale by the Borrower or any Restricted Subsidiary, to a Person that is not an Affiliate thereof, of any Receivables (whether now existing or hereafter acquired) of the Borrower or any Restricted Subsidiary and any assets related thereto (including all collateral securing such Receivables), all Guarantees or other obligations in respect of such Receivables and all proceeds of such Receivables; provided that such sale (a) is made for cash consideration equivalent to the fair value of such Receivables pursuant to a “true sale” transaction in the ordinary course of business and is nonrecourse (except for standard representations, warranties, covenants and indemnities made in connection with such transactions) to the Borrower and the Restricted Subsidiaries and (b) is entered into for the purpose of collection of Receivables of specific customers of the Borrower or a Restricted Subsidiary in order to mitigate risks of collection.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, entered into in connection with the Original Credit Agreement, attached hereto as Exhibit E, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended from time to time.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a Permitted Receivables Financing or a sale and leaseback transaction (other than a sale and leaseback transaction permitted by clause (a), (b) (up to $25,000,000 in aggregate Net Proceeds) or (c) of Section 6.06) of any property or asset of the Borrower or any Restricted Subsidiary, including any Equity Interest owned by it, other than (i) dispositions described in clauses (a) or (b) of Section 6.05, (ii) dispositions described in clause (f) of Section 6.05 (up to $30,000,000 in aggregate Net Proceeds), (iii) Permitted Receivables Sales and (iv) other dispositions resulting in aggregate Net Proceeds not exceeding $10,000,000 during any fiscal year of the Borrower; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event; or

(c) the incurrence by Holdings, the Borrower or any Restricted Subsidiary of any Indebtedness, excluding any Indebtedness permitted by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recapitalization Agreement” means the Agreement and Plan of Recapitalization and Merger dated as of May 11, 1999, among Motorola, Holdings, the Borrower, TPG Semiconductor Holdings LLC and TPG Semiconductor Acquisition Corp., as amended.

“Receivable” means the Indebtedness and payment obligations of any Person to the Borrower or any of the Restricted Subsidiaries or acquired by the Borrower or any of the Restricted Subsidiaries (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security) arising from a sale of merchandise or the provision of services by the Borrower or any Restricted Subsidiary or the Person from which such Indebtedness and payment obligation were acquired by the Borrower or any of the Restricted Subsidiaries, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

“Receivables Indebtedness” means, at any time, the aggregate amount of outstanding Receivables subject to a Permitted Receivables Financing that, if such Permitted Receivables Financing were terminated or unwound at such time, would be required to be applied to financing sources and not returned to the Borrower or a Restricted Subsidiary.

“Receivables Subsidiary” means a corporation or other entity that is a newly formed, wholly owned, bankruptcy-remote, special purpose subsidiary of Holdings, the Borrower or any wholly owned Restricted Subsidiary (a) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business (including servicing of Receivables), (b) that is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary, (c) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is Guaranteed by Holdings, the Borrower or any Restricted Subsidiary (other than pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings and other than any obligation to sell or transfer Receivables or (iii) subjects any property or asset of Holdings, the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (d) with which none of Holdings, the Borrower or any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Permitted Receivables Financing) other than on terms no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing Receivables, and (e) to which none of Holdings, the Borrower or any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Upon any such designation, a Financial Officer of the Borrower shall deliver a certificate to the Administrative Agent certifying (a) the resolution of the board of directors of the

Borrower giving effect to such designation, (b) that, to the best of such officer’s knowledge and belief after consulting with counsel, such designation complied with the foregoing conditions and (c) immediately after giving effect to such designation, no Default shall have occurred and be continuing.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Property” shall mean, with respect to each Receivable:

(a) all the interest of the Borrower or any Restricted Subsidiary in the goods, if any, sold and delivered to an obligor relating to the sale that gave rise to such Receivable,

(b) all other security interests or Liens, and the interest of the Borrower or any Restricted Subsidiary in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements signed by an obligor describing any collateral securing such Receivable and

(c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable,

in the case of clauses (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of Indebtedness or security and the proceeds thereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Actual Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Actual Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Actual Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Actual Revolving Exposures and unused Revolving Commitments at such time.

“Restatement Effective Date” has the meaning given to such term in the Amendment and Restatement Agreement.

“Restatement Transactions” means the execution and delivery of the Amendment and Restatement Agreement by each Person party thereto, the satisfaction of the conditions to the effectiveness thereof and the consummation of the transactions contemplated thereby, including (a) the borrowing of the Term Loans and the application of the proceeds thereof and (b) the establishment or continuation of Revolving Commitments as contemplated thereby.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or (c) any cash settlement of any Call Spread Transaction.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Actual Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule I to the Amendment and Restatement Agreement or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Restatement Effective Date is $25,000,000.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Actual Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to the first sentence of Section 2.01.

“Revolving Maturity Date” means March 6, 2013, or, if such day is not a Business Day, the next preceding Business Day.

“S&P” means Standard & Poor’s Rating Service.

“Secured Funded Indebtedness” means, as of any date, (a) the aggregate principal amount of Funded Indebtedness as of such date that is secured (including any Capital Lease Obligations and Receivables Indebtedness that are Funded Indebtedness) plus (b) the aggregate principal amount of unsecured Funded Indebtedness as of such date to the extent that a Restricted Subsidiary that is not a Loan Party is liable for such Funded Indebtedness, whether as a borrower or pursuant to a Guarantee.

“Secured Funded Net Indebtedness” means, as of any date, Secured Funded Indebtedness as of such date, less the aggregate amount of unrestricted and unencumbered (other than by Liens created under the Loan Documents) cash and cash equivalents of Holdings, the Borrower and the Restricted Subsidiaries in excess of $100,000,000 that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP; provided that the aggregate amount of cash and cash equivalents subtracted shall not exceed the greater of (a) $50,000,000 or (b) 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date). For purposes of calculating the Secured Leverage Ratio for purposes of determining compliance with Section 6.12 (but not otherwise), the limitation in clause (a) of the proviso to the preceding sentence of this definition shall not be applicable.

“Secured Leverage Ratio” as of any date means the ratio of (i) Secured Funded Net Indebtedness as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date).

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement, entered into in connection with the Original Credit Agreement, attached hereto as Exhibit E, among the Borrower, Holdings, the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended from time to time.

“Security Documents” means the Security Agreement, the Collateral Assignment, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Specified Sale-Leaseback” means the contemplated sale and leaseback transaction with respect to equipment at the Borrower’s Gresham manufacturing facility with an aggregate fair value not to exceed $16,000,000.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into at any time by Holdings, the Borrower or any Restricted Subsidiary that are reasonably customary in an accounts receivable transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings other than the Borrower. Without limiting the generality of the definition of the term “subsidiary”, it is understood and agreed that each of (a) ON Semiconductor Czech Republic, s.r.o., a corporation existing under the laws of the Czech Republic, (b) ON Semiconductor Slovakia a.s. (formerly known as Slovakia Electronic Industries, a.s.), a corporation existing under the laws of Slovakia, (c) Leshan-Phoenix Semiconductor Co., Ltd., an entity existing under the laws of the People’s Republic of China, and (d) the Czech Subsidiary is a subsidiary of Holdings as of the Restatement Effective Date.

“Subsidiary Loan Party” means any Restricted Subsidiary that is not a Foreign Subsidiary or a Receivables Subsidiary.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” has the meaning set forth in Section 3 of the Amendment and Restatement Agreement.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 3 of the Amendment and Restatement Agreement.

“Term Loan Maturity Date” means September 6, 2013, or, if such day is not a Business Day, the next preceding Business Day.

“TPG” means TPG Partners II, L.P. and its Affiliates, provided that no such Affiliate shall be deemed a member of TPG to the extent it ceases to be Controlled by, or under common Control with, TPG Partners II, L.P.

“Tranche”, when used in reference to any Borrowing, refers to whether such Borrowing consists of Revolving Loans or Term Loans.

“Transactions” means the Restatement Transactions and the Loan Transactions.

“Transition Agreements” means agreements entered into with Motorola or its Affiliates as contemplated by the Recapitalization Agreement and as in effect on the Effective Date and as amended from time to time in accordance with Section 6.11(b).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that has been designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Restatement Effective Date (and not subsequently designated as a Restricted Subsidiary in accordance with such Section) and (b) any Subsidiary of an Unrestricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Treatment of Unrestricted Subsidiaries. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of Holdings’ audited financial statements referred to in Section 3.04 in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Except as otherwise expressly provided herein, all accounting and financial calculations and determinations hereunder shall be made without consolidating the accounts of Unrestricted Subsidiaries with those of Holdings, the Borrower or any Restricted Subsidiary, notwithstanding that such treatment is inconsistent with GAAP.

SECTION 1.05. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date to be used for calculating the Dollar Equivalent amount of each Alternative Currency in which an Alternative Currency Letter of Credit being issued, outstanding Alternative Currency Letter of Credit or unreimbursed LC Disbursement is denominated and (ii) give notice thereof to the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than converting into dollars under Sections 2.05(d), (e), (h), (j) and (k) and 2.12(b) the obligations of the Borrower and the Revolving Lenders in respect of LC Disbursements that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies in connection with Alternative Currency Letters of Credit.

(a) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the Actual Alternative Currency LC Exposure and Notional Alternative Currency LC Exposure on such date (after giving effect to any Alternative Currency Letters of Credit issued, renewed or terminated or requested to be issued, renewed or terminated on such date) and (ii) notify the Borrower and the Issuing Bank of the results of such determination.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Notional Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Restatement Effective Date shall be ABR Borrowings or Eurodollar Borrowings as determined in accordance with the Amendment and Restatement Agreement. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) the Borrower shall not be required to make any greater payment under Section 2.17 to the applicable Lender than such Lender would have been entitled to receive if such Lender had not exercised such option.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $10,000,000, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding with respect to any Tranche of Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Loan or Term Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, respectively.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written (including electronic) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) subject to the proviso to the first sentence of Section 2.02(b), whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Notional Revolving Exposures exceeding the total Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic means), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. On the Restatement Effective Date, each Existing Letter of Credit will automatically, without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be dollars or, subject to Section 2.20, an Alternative Currency) the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Notional LC Exposure shall not exceed $25,000,000 and (ii) the total Notional Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in dollars, for the account of such Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by such Issuing Bank in dollars and (ii) the Dollar Equivalent (using the Exchange Rates on the date that the relevant LC Disbursement is made), of each LC Disbursement made by such Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the Borrower on the date due as provided in paragraph (e) of this

Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in dollars or (subject to the two immediately succeeding sentences) the applicable Alternative Currency, not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, provided that, in the case of any LC Disbursement made in dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in dollars, the Borrower shall reimburse each LC Disbursement made in such Alternative Currency in dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement. If the Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the applicable Exchange Rate on the date that such LC Disbursement was made, of such LC Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Bank and each Revolving Lender of the applicable LC Disbursement, the Dollar Equivalent thereof (if such LC Disbursement relates to an Alternative Currency Letter of Credit), the payment then due from the Borrower in respect thereof and, in the case of a Revolving Lender, such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in dollars its Applicable Percentage of the payment then due from the Borrower (determined as provided in clause (i) above, if such payment relates to an Alternative Currency Letter of Credit), in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in dollars the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any application for the issuance of a Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank, provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s failure to issue a Letter of Credit in accordance with the terms of this Agreement when requested by the Borrower pursuant to Section 2.05(b). The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination and each issuance of (or failure to issue) a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of

Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic means) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply, provided further that, in the case of an LC Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any such LC Disbursement that is permitted to be reimbursed and is reimbursed in the relevant Alternative Currency, (A) be payable in the applicable Alternative Currency and (B) bear interest at a rate equal to the rate reasonably determined by such Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Loans at such time and (ii) otherwise (A) be payable in dollars, (B) accrue on the Dollar Equivalent, calculated using the Exchange Rates on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to ABR Revolving Loans, subject to Section 2.13(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Issuing Banks. Any Person serving as an Issuing Bank may be terminated as an Issuing Bank, and any existing Revolving Lender may become an Issuing Bank, in each case at any time by written agreement among the Borrower, the Administrative Agent (which shall not unreasonably disagree as to such termination or such addition) and the terminated Issuing Bank or additional Issuing Bank (as applicable); provided that no such termination shall be effective unless, after giving effect thereto, there will be at least one Issuing Bank remaining to issue Letters of Credit. The Administrative Agent shall notify the Lenders of any such termination or addition. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such addition of an Issuing Bank, the additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it. After the termination of an Issuing Bank hereunder, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with Actual LC Exposure representing greater than 50% of the total Actual LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in dollars and in cash equal to the Actual LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01 the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in dollars, without demand or other notice of any kind. For the purposes of this paragraph, the Actual Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Actual LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with Actual LC Exposure representing greater than 50% of the total Actual LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which the Borrower has deposited cash collateral pursuant to Section 2.05(j), if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, such Issuing Bank or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in dollars at the rates otherwise applicable hereunder.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans and Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Nothing in this Section 2.06 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by any such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its Commitments hereunder).

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic means to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written (including electronic) Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Restatement Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Notional Revolving Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, which accounts the Administrative Agent will make available to the Borrower upon its reasonable request.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative

Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each March 31, June 30, September 30 and December 31 of each year prior to the Term Loan Maturity Date, commencing with June 30, 2007, and ending on the Term Loan Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment payable prior the Term Loan Maturity Date, one-fourth of 1.00% of the aggregate principal amount of the Term Borrowings made on the Restatement Effective Date, and (ii) in the case of the installment payable on the Term Loan Maturity Date, the remaining balance of the aggregate principal amount of the Term Borrowings made on the Restatement Effective Date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of Term Borrowings to be made pursuant to this Section as directed by the Borrower.

(d) Prior to any repayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic means) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), subject to the requirements of this Section.

(b) In the event and on each occasion that the sum of the Actual Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds, provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” (other than the sale, transfer or other disposition of Receivables in connection with a Permitted Receivables Financing), if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of Holdings to the effect that Holdings, the Borrower and the Restricted Subsidiaries intend to apply (or commit to apply) the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire real property, equipment or other assets to be used in the business of the Borrower and the Restricted Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or a binding commitment to apply any such Net Proceeds shall have been entered into within such 365-day period, and such Net Proceeds are thereafter applied within 90 days after the end of such 365-day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, the Borrower shall prepay Term Borrowings in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year; provided that any prepayment required by this paragraph shall be reduced, but not below zero, by the principal amount of any optional prepayment of the Term Borrowings (or Revolving Borrowings, to the extent accompanied by a reduction of the Revolving Commitments) made pursuant to Section 2.11(a) during such fiscal year. Each prepayment pursuant to this paragraph shall be made within ten Business Days after the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within ten Business Days after the date that is 90 days after the end of such fiscal year). Notwithstanding the foregoing, no prepayment shall be required pursuant to this paragraph (d) in respect of Excess Cash Flow for any fiscal year if the Secured Leverage Ratio at the time such prepayment would be required is less than 2.5 to 1.0.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic means) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid (subject to paragraph (g) below) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment of any Loans is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Except as set forth in paragraph (g), each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) Any Term Lender (each a “Declining Lender”) may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy or, subject to Section 9.01, electronic means) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to paragraphs (c) or (d) (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to non-Declining Lenders who are Term Lenders, with such non-Declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent, provided that if no Lenders exercise the right to decline any such mandatory prepayment pursuant to this Section 2.11(g), then with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to prepay any outstanding ABR Borrowings in full before prepaying any outstanding Eurodollar Borrowings. If some but not all Lenders shall have elected to decline their pro rata shares of such prepayment, then the aggregate principal amount of such prepayment shall be allocated ratably to each outstanding Loan of such Lender included in each outstanding Term Borrowing at the time, irrespective of whether such outstanding Loans are ABR Borrowings or Eurodollar Borrowings. To the extent such prepayment amounts are not accepted by such non-Declining Lenders, such amounts may be retained by the Borrower.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate set forth in the definition of the term “Applicable Rate” on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Revolving Commitment terminates. Commitment fees accrued through the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date, and all accrued and unpaid commitment fees shall be payable on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Actual LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s Actual LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any Actual LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum (but in no event more than 0.25%) separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the Actual LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any Actual LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the average daily amount of the Actual LC Exposure for any period under this Section 2.12(b), the average daily amount of the Actual Alternative Currency LC Exposure for such period shall be calculated by multiplying (x) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (y) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, to the fullest extent permitted by applicable law, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be prima facie evidence thereof) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or, subject to Section 9.01, electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (it being understood that the Administrative Agent will use commercially reasonable efforts to give such notice as soon as practicable after such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.17) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on a Lender’s or an Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be prima facie evidence thereof. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or an Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be prima facie evidence thereof. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be prima facie evidence thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent or a Lender or an Issuing Bank has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, which the Administrative Agent or such Lender or such Issuing Bank is able to identify as such, it shall pay such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to pay, upon the request of the Administrative Agent or such Lender or Issuing Bank, the amount paid to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.17(f) shall require the Administrative Agent or any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to consent in writing to any waiver, amendment or modification of any Loan Document under circumstances that, pursuant to Section 9.02(b), require the consent of each Lender or each affected Lender (and such waiver, amendment or modification has been approved by the Required Lenders), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender as a result of any default by any such Lender in its obligation to fund Loans hereunder.

SECTION 2.20. Change in Law. Notwithstanding any other provision of this Agreement, if, after the Restatement Effective Date, (a) any Change in Law occurring after the Restatement Effective Date shall make it unlawful for an Issuing Bank to issue Letters of Credit denominated in an Alternative Currency or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for an Issuing Bank to issue Letters of Credit denominated in such Alternative Currency for the account of the Borrower, then by prompt written notice thereof to the Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (for the duration of such declaration) not to constitute an Alternative Currency for purposes of the issuance of Letters of Credit by such Issuing Bank.

SECTION 2.21. Incremental Credit Extensions. The Borrower may at any time or from time to time after the Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence) and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed $260,000,000 (the “Incremental Availability”). The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (ii) shall not mature earlier than the Term Loan Maturity Date, (iii) shall have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term Loans on the date of effectiveness of the applicable Incremental Amendment and (iv) shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (x) the terms and condition applicable to Incremental Term Loans shall be reasonably satisfactory to the Administrative Agent and (y) the interest rates and, subject to clauses (ii) and (iii) above, amortization schedule and maturity applicable to such Incremental Term Loans shall be determined by the Borrower and the lenders thereof. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan, and each existing Revolving Lender will have the right, but not the obligation, to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.21 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or, in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan, the Borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower may use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees. Upon each increase in the Revolving Commitments pursuant to this Section, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions entered into and to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents and except where the failure to obtain such consent or approval or make such registration or filing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Holdings, the Borrower or any of the Restricted Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Restricted Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders its consolidated audited financial statements as of and for the two years ended December 31, 2006, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of Holdings, the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Except as disclosed in the financial statements referred to in paragraph (a) above or the notes thereto, Holdings’ Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission on February 23, 2007, or in the Information Memorandum and except for the Disclosed Matters, none of Holdings, the Borrower or the Subsidiaries has, as of the Restatement Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(c) Since December 31, 2006, there has been no material adverse change in the business, assets, operations, properties, financial condition or prospects of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Holdings, the Borrower and each of the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and subject to Permitted Encumbrances.

(b) Holdings, the Borrower and each of the Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiaries as of the Restatement Effective Date.

(d) As of the Restatement Effective Date, none of Holdings, the Borrower or any of the Subsidiaries has received notice of, or has knowledge of, any material pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. None of the Mortgaged Property or any interest therein is subject to any right of first refusal, option or other contractual right to purchase any such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Restatement Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Act. None of Holdings, the Borrower or any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Holdings, the Borrower and each of the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if it were required to be fully paid, would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in a transaction with respect to any employee benefit plan that would reasonably be expected to result in any material liability to the Borrower or any ERISA Affiliate pursuant to Section 4069 of ERISA.

SECTION 3.11. Disclosure. Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of the Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Information Memorandum and the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, as of the date so furnished or delivered, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that (a) with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) with respect to information regarding the semiconductor market and other industry data, Holdings and the Borrower represent only that such information was prepared by third-party industry research firms, and although Holdings and the Borrower believe such information is reliable, Holdings and the Borrower cannot guarantee the accuracy and completeness of the information and have not independently verified such information.

SECTION 3.12. Subsidiaries. Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of Holdings in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Restatement Effective Date. As of the Restatement Effective Date, all Subsidiaries are Restricted Subsidiaries.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of December 31, 2006. As of the Restatement Effective Date, all premiums in respect of such insurance that are required to have been paid have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of Holdings, the Borrower and the Restricted Subsidiaries is adequate in all material respects.

SECTION 3.14. Labor Matters. As of the Restatement Effective Date, there are no material strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) the consummation of the Restatement Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.15. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under and as defined in the documentation governing any Indebtedness that is subordinated to the Obligations.

ARTICLE IV

Conditions

SECTION 4.01. [Intentionally Omitted]

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of an Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as to such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. For purposes of the foregoing, the term “Borrowing” shall not include the continuation or conversion of Loans in which the aggregate amount of such Loans is not being increased.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Holdings will furnish to the Administrative Agent and each Lender:

(a) promptly when available and in any event within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Holdings, the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) promptly when available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the consolidated financial condition and results of operations of Holdings, the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Leverage Ratio and the Secured Leverage Ratio as of the last day of the fiscal period covered by such financial statements, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (if applicable), (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings’ audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) listing each Subsidiary and identifying such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and as a Subsidiary Loan Party or not a Subsidiary Loan Party as of the date of such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) prior to the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth any material assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its public stockholders generally, as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(h) promptly following a request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(i) concurrently with any delivery of financial statements under paragraph (a) or (b) above, if there are any Unrestricted Subsidiaries at the time, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly upon Holdings’ or the Borrower’s obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) Holdings will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s jurisdiction of formation, identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties. Holdings also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, Holdings shall deliver to the Administrative Agent a certificate of a Financial Officer of Holdings (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Restatement Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(c) All notices, reports and certificates required by this Section 5.03 may be delivered to the Administrative Agent via electronic means.

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted

Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. Holdings will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. Holdings (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will cause the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) to be applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and at such reasonable intervals as may be reasonably requested.

SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and Swingline Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support obligations of the Borrower or any Restricted Subsidiary incurred for general corporate purposes. The proceeds of the Term Loans will be used only to prepay Term Loans (under and as defined in the Existing Credit Agreement) outstanding on the Restatement Effective Date.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Restatement Effective Date, Holdings will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Restatement Effective Date (other than assets constituting Collateral under the Security Agreement or the Pledge Agreement that become subject to the Lien of the Security Agreement or the Pledge Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and Holdings and the Borrower will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Term Loans, other than any Incremental Term Loans, and Letters of Credit;

(ii) Indebtedness existing on the Restatement Effective Date and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any fees or expenses incurred in the refinancing thereof) or result in an earlier maturity date or decreased weighted average life thereof;

(iii) Indebtedness of the Borrower to Holdings or any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower, Holdings or any other Restricted Subsidiary, in each case subject to Section 6.04;

(iv) Guarantees by the Borrower and by any Restricted Subsidiary of Indebtedness of Holdings, the Borrower or any other Subsidiary, provided that such Guarantees are permitted by Section 6.04;

(v) Indebtedness of the Borrower or any Restricted Subsidiary in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion or other financial guarantees provided by the Borrower and the Restricted Subsidiaries in the ordinary course of their business, provided that upon the incurrence of Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii) Indebtedness of the China JV in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that such Indebtedness is (A) secured only by assets of the China JV and not by assets of Holdings, the Borrower of any other Restricted Subsidiary and (B) not Guaranteed by Holdings, the Borrower or any other Restricted Subsidiary;

(viii) unsecured reimbursement obligations (contingent or otherwise) in respect of letters of credit issued to support obligations of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business; provided that (A) the aggregate amount of all such letters of credit and unreimbursed disbursements in respect thereof shall not at any time exceed $5,000,000 and (B) any disbursement in respect of any such letter of credit shall be reimbursed in full within three Business Days after such disbursement is made; and

(ix) other Funded Indebtedness if, on the date of the creation, issuance, incurrence or assumption of such Indebtedness (or, in the case of Funded Indebtedness that becomes secured by collateral after the date such Indebtedness is created, issued, incurred or assumed, the date such Funded Indebtedness becomes secured by such collateral), (x) the Leverage Ratio is less than 4.00 to 1.00 and (y) if such Indebtedness is Secured Funded Indebtedness, the Secured Leverage Ratio is less than 2.5 to 1.0, in each case calculated based on Consolidated EBITDA for the most recent period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, determined after giving effect to such Funded Indebtedness to be created, issued, incurred or assumed on such date (or becoming so secured on such date, as applicable) and all Indebtedness to be prepaid with the proceeds of such Funded Indebtedness on or within 10 days after such date.

(b) Holdings will not create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness created under the Loan Documents, (ii) Indebtedness permitted under clause (a)(iii) of this Section 6.01 and (iii) Guarantees permitted by Holdings of Indebtedness of the Borrower and the Restricted Subsidiaries permitted hereby.

(c) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, issue any preferred stock or other preferred Equity Interests (including any Disqualified Stock), except that (i) Holdings may issue preferred stock or other preferred Equity Interests of Holdings that are not Disqualified Stock and Disqualified Stock if such issuance would be permitted by clause (a)(ix) of this Section 6.01 as if such clause applied to Holdings and (ii) Holdings, the Borrower or any Restricted Subsidiary may issue directors’ qualifying shares or shares required by applicable law to be held by a Person other than Holdings, the Borrower or any Restricted Subsidiary.

(d) Neither Holdings nor the Borrower will permit the Bermuda IP Subsidiary to create, incur, assume or permit to exist any Indebtedness (regardless of whether permitted under paragraph (a) of this Section) other than Indebtedness of the Bermuda IP Subsidiary owed to the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Agreement and is pledged as Collateral.

SECTION 6.02. Liens. (a) The Borrower will not, and Holdings and the Borrower will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Restatement Effective Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Restatement Effective Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (D) such Lien shall not secure Funded Indebtedness;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(vi) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;

(vii) Liens in favor of a landlord on leasehold improvements in leased premises;

(viii) sales of Receivables pursuant to Permitted Receivables Sales or Permitted Receivables Financings;

(ix) Liens on the assets of the China JV securing Indebtedness incurred by the China JV permitted under clause (vii) of Section 6.01(a); and

(x) other Liens securing Secured Funded Indebtedness that is permitted by clause (ix) of Section 6.01(a); provided that the Collateral shall not secure any such Funded Indebtedness (other than the Obligations).

(b) Holdings will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Liens created under the Pledge Agreement and Permitted Encumbrances.

SECTION 6.03. Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge with Holdings or the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not Holdings or the Borrower, as the case may be, such Person expressly assumes, in writing, all the obligations of Holdings or the Borrower, as the case may be, under the Loan Documents, (ii) any Person may merge with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party and (iii) any Restricted Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.08.

(b) The Borrower will not, and Holdings and the Borrower will not permit any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Restatement Effective Date and businesses reasonably related thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower and the Foreign Joint Venture Holding Companies, incurring Indebtedness permitted hereby and activities incidental thereto. Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, shares of capital stock of the Foreign Joint Venture Holding Companies, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, Guarantees by Holdings of obligations of the Borrower and the Restricted Subsidiaries under leases of real property, Indebtedness permitted hereby, obligations under any stock option plans or other benefit plans for management or employees of Holdings, the Borrower and the Restricted Subsidiaries, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities). Notwithstanding the foregoing two sentences, Holdings may acquire Equity Interests in another Person in exchange solely for common stock of Holdings, so long as the Equity Interests acquired by Holdings are contributed to the Borrower substantially simultaneously with such acquisition and such acquisition by the Borrower would be otherwise permitted by this Agreement.

(d) No Receivables Subsidiary will engage in any business other than the purchase and sale or other transfer of Receivables (or participation interests therein) in connection with any Permitted Receivables Financing, together with activities directly related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and Holdings and the Borrower will not permit any of the Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments existing on the Restatement Effective Date and set forth on Schedule 6.04;

(c) investments by the Borrower and the Restricted Subsidiaries that are Loan Parties in Equity Interests in their respective Restricted Subsidiaries that are Loan Parties and investments by Restricted Subsidiaries that are not Loan Parties in Equity Interests in their respective Restricted Subsidiaries, provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary and Equity Interests in the China JV referred to in the definition of the term “Collateral and Guarantee Requirement”);

(d) loans or advances made by any Loan Party to any other Loan Party and made by any Restricted Subsidiary that is not a Loan Party to the Borrower or any other Restricted Subsidiary, provided that (subject to the proviso to clause (c) of the definition of “Collateral and Guarantee Requirement”) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement;

(e) Guarantees by any Loan Party of Indebtedness of any other Loan Party and Guarantees by any Restricted Subsidiary that is not a Loan Party of Indebtedness of any other Restricted Subsidiary that is not a Loan Party, in each case provided that the Indebtedness so Guaranteed is permitted by Section 6.01;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Acquisitions;

(h) any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05;

(i) Guarantees by the Borrower and the Restricted Subsidiaries of leases entered into by any Restricted Subsidiary as lessee;

(j) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(k) investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $5,000,000 in the aggregate outstanding at any one time;

(m) investments in or acquisitions of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(n) investments in the form of Hedging Agreements permitted under Section 6.07;

(o) investments by the Borrower or any Restricted Subsidiary in (i) the capital stock of a Receivables Subsidiary and (ii) other interests in a Receivables Subsidiary, in each case to the extent determined by the Borrower in its judgment to be reasonably necessary in connection with or required by the terms of the Permitted Receivables Financing;

(p) investments, loans, advances, guarantees and acquisitions resulting from a foreclosure by Holdings, the Borrower or any Restricted Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(q) investments, loans, advances, guarantees and acquisitions the consideration for which consists solely of shares of common stock of Holdings;

(r) investments by the Borrower in Equity Interests issued by the Czech Subsidiary pursuant to conversions of Indebtedness of the Czech Subsidiary permitted by Section 6.08(b)(viii);

(s) the licensing from other Persons by the Borrower and the Restricted Subsidiaries of intellectual property in accordance with normal industry practice; provided that if such licensing involves the effective acquisition of any business of another Person it must be otherwise permitted by this Section 6.04; and

(t) other investments, loans, advances or Guarantees in an aggregate amount not to exceed the amount available pursuant to the Investment/RP Basket.

SECTION 6.05. Asset Sales. The Borrower will not, and Holdings and the Borrower will not permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Restricted Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) (i) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business, (ii) non-cash sales or exchanges of surplus or fully-depreciated equipment in an aggregate amount (based on fair market value) not to exceed $2,000,000 during any fiscal year, and (iii) the periodic clearance of aged inventory;

(b) sales, transfers and dispositions to the Borrower or a Restricted Subsidiary, provided that any such sales, transfers or dispositions (i) involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09 and (ii) made by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be deemed to be an investment that counts against the Investment/RP Basket (unless made for cash consideration for fair market value);

(c) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of by Loan Parties in reliance upon this clause (c) shall not exceed $35,000,000 during any fiscal year of the Borrower;

(d) sales of Receivables permitted by clause (viii) of Section 6.02(a);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) sales of property, plant and equipment located at any of the manufacturing sites listed in Schedule 6.05(f); and

(g) the licensing by the Borrower and the Restricted Subsidiaries of intellectual property to other Persons, in accordance with normal industry practice; provided that if such licensing involves the effective transfer or conveyance of any business conducted by the Borrower or any Restricted Subsidiary utilizing such intellectual property it must be otherwise permitted by this Section 6.05;

provided that (i) all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value (other than those permitted by clause (b) above) and for consideration of at least 80% cash or cash equivalents (other than those permitted by clauses (a)(ii) and (b) above) and (ii) the Bermuda IP Subsidiary shall not make sales, transfers or other dispositions other than pursuant to clauses (a) or (g) above.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and Holdings and the Borrower will not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset, (b) any such sales and leasebacks made after the Restatement Effective Date of real or personal property with an aggregate fair value not to exceed $25,000,000 during any four consecutive quarter period and (c) the Specified Sale-Leaseback.

SECTION 6.07. Hedging Agreements. The Borrower will not, and Holdings and the Borrower will not permit any of the Restricted Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) Holdings may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) Holdings may make Restricted Payments, not exceeding $7,500,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of Holdings, the Borrower and the Restricted Subsidiaries, including the redemption or purchase of capital stock of Holdings held by former directors, management or employees of Holdings, the Borrower or any Restricted Subsidiary following termination of their employment, (iv) the Borrower may pay dividends to Holdings at such times and in such amounts, not exceeding $7,500,000 during any fiscal year, as shall be necessary to permit Holdings to discharge its permitted liabilities, (v) Restricted Payments may be made in the form of capital stock issued by Holdings and (vi) other Restricted Payments may be made that do not exceed the amount available pursuant to the Investment/RP Basket.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payments of or in respect of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) payments of or in respect of, or distributions of capital stock of Holdings in respect of, Indebtedness (including pursuant to any conversion or redemption thereof or exchange therefor or purchase thereof) for consideration in the form of capital stock issued by Holdings;

(vi) payments in respect of any Permitted Receivables Facility;

(vii) payments by the China JV on account of the purchase, redemption or retirement of Indebtedness of the China JV from cash proceeds generated from operations of the China JV;

(viii) the conversion of up to $18,500,000 of Indebtedness of the Czech Subsidiary owed to the Borrower as of the Restatement Effective Date into Equity Interests in such Czech Subsidiary issued to the Borrower;

(ix) any refinancing of Indebtedness (including pursuant to any exchange therefor or purchase thereof and payment of fees and expenses incurred in connection therewith) for consideration in the form of convertible debt that is subordinated to the Obligations or Net Proceeds from the issuance of convertible debt that is subordinated to the Obligations, provided that any such refinancing for consideration in the form of Net Proceeds of convertible debt that is subordinated to the Obligations shall be made within 180 days after receipt of such Net Proceeds; and

(x) other payments on account of Indebtedness that do not exceed the amount available pursuant to the Investment/RP Basket.

SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Holdings, the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) to pay consulting and advisory fees to TPG or its Affiliates and reimbursements of fees and expenses in connection therewith pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in an aggregate amount not to exceed $2,000,000 in any fiscal year, (d) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Holdings, (e) the grant of stock options or similar rights to officers, employees, consultants and directors of Holdings pursuant to plans approved by the board of directors of Holdings and the payment of amounts or the issuance of securities pursuant thereto, (f) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time, (g) the Transition Agreements and (h) any Restricted Payment permitted by Section 6.08.

SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Restatement Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification if it expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions or conditions imposed on a Receivables Subsidiary in connection with a Permitted Receivables Financing and (vii) clause (a) of the foregoing shall not apply to customary restrictions imposed by the Philippine Economic Zone Authority on transfers of certain assets of ON Semiconductor Philippines, Inc. in connection with ON Semiconductor Philippines, Inc.’s application for economic benefits from the Philippine Economic Zone Authority.

SECTION 6.11. Amendment of Material Documents. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents (including the Leshan JV Agreement); provided that any certificate of incorporation, by-law or other organizational documents described in this paragraph may be amended or modified (and any rights thereunder may be waived) in any respect that is not materially adverse to the interests of the Lenders.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, terminate any Transition Agreement, in each case to the extent that such amendment, modification, waiver or termination would be adverse to the Lenders.

(c) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any Permitted Receivables Financing to the extent that such amendment, modification or waiver would be materially adverse to the Lenders.

(d) The Borrower will not amend, modify or waive any of its rights under the IP License to the extent that such amendment, modification or waiver would (i) adversely affect the subordination of the rights of the Bermuda IP Subsidiary under the IP License to the Liens granted under the Security Agreement on the intellectual property covered by the IP License or (ii) otherwise be adverse to the Lenders in any material respect.

SECTION 6.12. Maximum Secured Leverage Ratio. The Borrower will not permit the Secured Leverage Ratio at the end of any quarter during which any Revolving Loans, Swingline Loans or Letters of Credit (other than Letters of Credit which are fully secured by cash collateral in accordance with Section 2.05(j)) are outstanding, to exceed 2.5 to 1.0; provided that if, at the end of any such fiscal quarter, the Secured Leverage Ratio exceeds 2.5 to 1.0, then the Borrower may, within 45 days after the end of such fiscal quarter, repay all outstanding Revolving Loans and Swingline Loans and fully cash collateralize all Letters of Credit in accordance with Section 2.05(j) and, if the Borrower does so, no Default shall be deemed to have occurred and be continuing as a result of the failure to satisfy the requirements of this Section as of the end of such fiscal quarter.

SECTION 6.13. Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment therein at the date of designation in an amount equal to the net book value of investments therein held by Holdings, the Borrower and the Restricted Subsidiaries. None of Holdings, the Borrower or any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of an Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens or investments of such Subsidiary existing at such time. Notwithstanding the foregoing, in no event shall the Bermuda IP Subsidiary be designated as an Unrestricted Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or the Borrower) or 5.11 or in Article VI; provided that any Event of Default under Section 6.12 may be waived, amended or otherwise modified from time to time by the Required Revolving Lenders pursuant to Section 9.02;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period with respect thereto;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or, subject to Section 7.02, any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or, subject to Section 7.02, any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or, subject to Section 7.02, any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or, subject to Section 7.02, any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or, subject to Section 7.02, any Restricted Subsidiary, shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (net of amounts covered by insurance as to which the insurer has admitted liability in writing) shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on Collateral having, in the aggregate, a value in excess of $5,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) any action taken by the Collateral Agent to release any such Lien in compliance with the provisions of this Agreement or any other Loan Document or (iii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement;

(n) any default or other event shall have occurred under any document governing any Permitted Receivables Financing if the effect of such default or other event is to cause the termination of such Permitted Receivables Financing; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any “Restricted Subsidiary” shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the total consolidated assets of the Borrower and the Subsidiaries as of such date, provided that if it is necessary to exclude more than one Restricted Subsidiary from clause (h), (i) or (j) of Section 7.01 pursuant to this Section in order to avoid a Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02(b)) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related

Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Holdings or the Borrower, to it at 5005 East McDowell Road, Phoenix, Arizona 85008, Attention of General Counsel (Telecopy No. 602-244-5601; email: sonny.cave@onsemi.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Maryann T. Bui (Telecopy No. (713) 750-2358; email: maryann.t.bui@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter Ling (Telecopy No. (212) 270-4676; email: peter.ling@jpmorgan.com);

(iii) if to an Issuing Bank, to its address (or facsimile number or email address) set forth in its Administrative Questionnaire (unless such Issuing Bank has specified another address, facsimile number or email address by notice to the Borrower and the Administrative Agent);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Maryann T. Bui (Telecopy No. (713) 750-2358; email: maryann.t.bui@jpmchase.com); and

(v) if to any other Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Issuing Bank, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.21 with respect to any Incremental Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) except in strict accordance with the express provisions of the Security Documents, release all or any substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) change the definition of “Interest Period” to include periods longer than six months, without the written consent of each Lender affected thereby (or each Lender participating in the relevant Borrowing); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) no waiver, amendment or modification of the proviso to clause (iv) of the definition of “Investment/RP Basket”, Section 6.12 (and related definitions to the extent applicable to Section 6.12) or the proviso to Section 7.01(d) shall be effective without the written consent of the Required Revolving Lenders and, in the case of the proviso to clause (iv) of the definition of “Investment/RP Basket”, Section 6.12 and the related definitions to the extent applicable to Section 6.12 (but not otherwise), any such waiver, amendment or modification shall be effective with the written consent of only the Required Revolving Lenders, Holdings and the Borrower. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel in each applicable jurisdiction for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release or threatened Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Person of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Actual Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (g), (h), (i), (j), (n) or (o) of Section 7.01 has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Banks, provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (g), (h), (i), (j), (n) or (o) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about Holdings, the Borrower, the Subsidiaries and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purpose of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Borrower to such assignee under Section 2.15, 2.16 or 2.17 shall be limited to the amount, if any, that would have been payable by the Borrower in the absence of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Amendment and Restatement Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to other rights and remedies (including any other rights of set-off) that such Lender may have.

SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any pledgee referred to in Section 9.04(d), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE SUBSIDIARIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Existing Credit Agreement; Effectiveness of Amendment and Restatement. Until this Agreement becomes effective in accordance with the terms of the Amendment and Restatement Agreement, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Restatement Effective Date, all obligations of the Borrower under the Existing Credit Agreement shall become obligations of the Borrower hereunder, secured by the Security Documents, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of themselves and the Subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent and the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders, or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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